Exhibit 4.1

GUARANTEE

Warner Music Group Corp. (the “Guarantor”) hereby unconditionally guarantees WMG Acquisition Corp.’s 3.625% Senior Secured Notes due 2026 (the “Notes”) issued pursuant to the Indenture, dated as of November 1, 2012 (the “Base Indenture”), by and among WMG Acquisition Corp., a Delaware corporation, as issuer (the “Issuer”), the guarantors party thereto (the “Guarantors”), Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and Credit Suisse AG, as Notes Authorized Agent and as Collateral Agent, as supplemented by the Eighth Supplemental Indenture, dated as of October 9, 2018 (the “Eighth Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee, and the Ninth Supplemental Indenture, dated as of April 30, 2019 (the “Ninth Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee. The Base Indenture, as supplemented by the Eighth Supplemental Indenture and the Ninth Supplemental Indenture is referred to herein as the “Indenture”.

The obligations of the Guarantor pursuant to this Guarantee and the Indenture are expressly set forth in Article Ten of the Base Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee.

Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, Warner Music Group Corp. has caused this Guarantee to be signed by a duly authorized officer.

DATED: April 30, 2019

WARNER MUSIC GROUP CORP.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Executive Vice President, General
Counsel & Secretary

[Signature Page to the Warner Music Group Corp. Guarantee]